BROOKFIELD HOMES CORPORATION

                           OFFER TO PURCHASE FOR CASH

                   UP TO 5,000,000 SHARES OF ITS COMMON STOCK

   AT A PURCHASE PRICE NOT GREATER THAN $18.50 NOR LESS THAN $15.50 PER SHARE

               THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS
         EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 24, 2003,
                          UNLESS THE OFFER IS EXTENDED.

Brookfield Homes Corporation, a Delaware corporation, is offering to purchase for cash 5,000,000 shares of its common stock from its stockholders. The tender offer will be conducted upon the terms and subject to the conditions set forth in this document and the related letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). We are inviting you to tender shares at prices specified by you that are not greater than $18.50 nor less than $15.50 per share, net to you in cash, without interest, upon the terms and subject to the conditions of the tender offer. Brascan Corporation, our major stockholder, has indicated to us that it intends to tender up to an equivalent number of shares as the aggregate number of shares tendered by other stockholders, and at the purchase price determined by the tender offer (the "Brascan Participation"). See "Brascan Participation" in
Section 1.

We will determine the single per share price, not in excess of $18.50 nor less than $15.50 per share, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by you. We will select the lowest purchase price that will allow us to purchase 5,000,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not in excess of $18.50 nor less than $15.50 per share. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions. We reserve the right, in our sole discretion, to purchase more than 5,000,000 shares in the tender offer, subject to applicable law. Shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions will not be purchased in the tender offer. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. If you own beneficially or of record less than 100 shares, properly tender all of them at or below the purchase price before the tender offer expires and complete the section entitled "Odd Lots" in the related letter of transmittal, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE
SECTION 6.

This tender offer is made in Canada for securities of a U.S. issuer in accordance with U.S. federal securities laws. Canadian stockholders should be aware that the U.S. requirements applicable to the tender offer may differ from those of the provinces and territories of Canada. Certain of the directors and officers of Brookfield Homes reside outside of Canada. Substantially all of the assets of these persons may be located outside of Canada and all of the assets of Brookfield Homes are located outside of Canada. Brookfield Homes has appointed CIBC Mellon Trust Company, 320 Bay Street, Toronto, Ontario, M5H 4A6, as its agent for service of process in Canada, but it may not be possible for stockholders to effect service of process within Canada upon the directors and officers referred to above.

It may also not be possible to enforce against Brookfield Homes, its directors and officers judgements obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

The shares are listed and traded on the New York Stock Exchange under the trading symbol "BHS". On August 7, 2003, the most recent practicable trading day prior to the public announcement of the tender offer, the last reported sale price of the shares on the NYSE was $16.75. Stockholders are urged to obtain current market quotations for the shares. See Section 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER.

                                    IMPORTANT

If you wish to tender all or any part of your shares, you should either:

     (1) (a) complete and sign a letter of transmittal, or a facsimile of it, according to the instructions in the related letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Mellon Investor Services LLC, the depositary for the tender offer, and mail or deliver the certificates for the shares to the depositary together with any other documents required by the letter of transmittal or (b) tender the shares according to the procedure for book-entry transfer described in
          Section 3; or
     (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and:

     (1) your certificates for the shares are not immediately available or cannot be delivered to the depositary; or
     (2)  you cannot comply with the procedure for book-entry transfer; or
     (3) your other required documents cannot be delivered to the depositary by the expiration of the tender offer;

you must tender your shares according to the guaranteed delivery procedure described in Section 3.

TO TENDER SHARES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING YOUR SHARES.

Questions and requests for assistance may be directed to Mellon Investor Services LLC, the information agent for the tender offer, at its address and telephone number set forth on the back cover page of this document. Requests for additional copies of this document, the related letter of transmittal or the notice of guaranteed delivery may also be directed to the information agent.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

SECTION                                                                     PAGE
-------                                                                     ----

FORWARD LOOKING STATEMENTS.....................................................5

SUMMARY TERM SHEET.............................................................6

THE TENDER OFFER .............................................................11

     1.  NUMBER OF SHARES; PRORATION .........................................11

     2.  BACKGROUND AND PURPOSE OF THE OFFER .................................13

     3.  PROCEDURES FOR TENDERING SHARES .....................................15

     4.  WITHDRAWAL RIGHTS ...................................................19

     5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE ....................20

     6.  CERTAIN CONDITIONS OF THE OFFER .....................................21

     7.  PRICE RANGE OF SHARES; DIVIDENDS ....................................23

     8.  SOURCE AND AMOUNT OF FUNDS ..........................................23

     9.  CERTAIN INFORMATION ABOUT US ........................................24

     10. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS;
         TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES .................29

     11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES;
         REGISTRATION UNDER THE EXCHANGE ACT .................................31

     12. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS..............32

     13. CERTAIN FEDERAL INCOME TAX CONSEQUENCES .............................32

     14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS .....................36

     15. FEES AND EXPENSES....................................................36

     16. MISCELLANEOUS .......................................................37

                           FORWARD LOOKING STATEMENTS

This offer to purchase contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. The words "may," "believe," "should," "will," "anticipate," "expect," "estimate," "project," "future," and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements.

Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to:

o    changes in general economic, real estate and other conditions;
o    mortgage rate changes;
o    availability of suitable undeveloped land at acceptable prices;
o    adverse legislation or regulation;
o ability to obtain necessary permits and approvals for the development of our land;
o    availability of labor or materials or increases in their costs;
o    ability to develop and market our master-planned communities successfully;
o    confidence levels of consumers;
o    ability to raise capital on favorable terms;
o    adverse weather conditions and natural disasters;
o    relations with the residents of our communities;
o risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds;
o competitive conditions in the homebuilding industry, including product and pricing pressures; and
o additional risks and uncertainties referred to in our Form 10-K for the year ended December 31, 2002 and our other SEC filings, many of which are beyond our control.

Please refer to our Form 10-K for the fiscal year ended December 31, 2002 for more information on these and other risk factors. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted.

Information for Canadian Stockholders

Securities legislation in certain of the provinces and territories of Canada provides Canadian stockholders of Brookfield Homes with, in addition to any other rights they may have at law, remedies for rescission or, in some jurisdictions, damages if a circular or notice that is required to be delivered to such stockholders contains a misrepresentation or is not delivered to the stockholder, provided that such remedies for rescission or damages are exercised by the stockholder within the time limit prescribed by the securities legislation of the stockholder's province or territory. The stockholder should refer to the applicable provisions of the securities legislation of the stockholder's province or territory for particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to stockholders under U.S. law; stockholders may wish to consult with a U.S. legal adviser for particulars of these rights.

                               SUMMARY TERM SHEET

This summary term sheet highlights the most material information in this document, but you should understand that it does not fully describe all of the details of the tender offer or the participation of Brascan Corporation in the tender offer. We urge you to read the entire document and the related letter of transmittal because together, they contain the full details of the tender offer and the participation of Brascan. We have included references to the sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO
PURCHASE MY SHARES? ......... Brookfield Homes Corporation is offering to purchase your shares of Brookfield Homes common stock.

WHAT WILL THE PURCHASE
PRICE FOR THE SHARES
BE? ......................... We are conducting the tender offer through a procedure commonly called a modified "Dutch auction". We will determine the purchase price that we will pay per share promptly after the tender offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 5,000,000 shares, or such lesser number of shares as are properly tendered. The purchase price will not be greater than $18.50 nor less than $15.50 per share. We will pay this purchase price in cash, without interest, for all the shares we purchase under the tender offer, even if some of the shares are tendered below the purchase price. If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the letter of transmittal indicating that you will accept the purchase price we determine. This election could result in your shares being purchased at the minimum purchase price of $15.50 per share or as high as $18.50 per share. See
                              Section 1.



BRASCAN PARTICIPATION ....... Brascan Corporation, our major stockholder which holds 16,055,184 of our shares, has indicated to us that it intends to tender up to an equivalent number of shares as the aggregate number of shares tendered by other stockholders, and at the purchase price determined by the tender offer. See "Brascan Participation" in Section 1.

HOW MANY SHARES WILL
BROOKFIELD HOMES
PURCHASE IN THE TENDER
OFFER? ...................... We will purchase 5,000,000 shares in the tender offer, or such lesser number of shares as are properly tendered. We also expressly reserve the right to purchase a number of additional shares equal to up to 2% of our outstanding shares and could decide to purchase more shares subject to applicable legal requirements. As of August 7, 2003, there were issued and outstanding 31,973,781 shares of our common stock. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 6.

WHY IS BROOKFIELD
HOMES MAKING THE
OFFER? ...................... We believe that the tender offer is a prudent use of our financial resources. In addition, the tender offer will provide the opportunity for our stockholders to sell shares without the usual transaction costs associated with open market sales. This may provide an attractive opportunity for odd lot holders to sell their shares. See
                              Section 2.

HOW WILL BROOKFIELD
HOMES PAY FOR THE
SHARES? ..................... We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, through available cash resources. See
                              Section 8.

HOW LONG DO I HAVE TO
TENDER MY SHARES? ........... You may tender your shares until the tender offer expires. The tender offer will expire on September 24, 2003, at 5:00 p.m., New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. See Section 14.

HOW WILL I BE NOTIFIED
IF BROOKFIELD HOMES
EXTENDS THE TENDER
OFFER? ...................... We will issue a press release by 9:00 a.m., New
                              York City time, on the first business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section 14.

ARE THERE ANY
CONDITIONS TO THE
TENDER OFFER? ............... Yes. The tender offer is subject to conditions, such as the absence of court or governmental action prohibiting the tender offer and the absence of changes in general market conditions that, in our judgment, are or may be materially adverse to us. See Section 6.

FOLLOWING THE OFFER,
WILL BROOKFIELD HOMES
CONTINUE AS A PUBLIC
COMPANY? .................... Yes. The completion of the offer in accordance with its conditions should not cause our common stock to be delisted from the New York Stock Exchange or cause us to no longer be subject to the periodic reporting requirements of the Securities Exchange Act of 1934. See Section 11.

HOW DO I TENDER MY
SHARES? ..................... To tender your shares, before 5:00 p.m., New York
                              City time, on September 24, 2003, unless the tender offer is extended:

                              - you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or

                              - the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

                              - you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

                              - you must comply with the guaranteed delivery procedure outlined in Section 3.

                              Contact the information agent for assistance. See
                              Section 3 and the instructions to the letter of transmittal.

ONCE I HAVE TENDERED
SHARES IN THE TENDER
OFFER, CAN I WITHDRAW
MY TENDER? .................. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on September 24, 2003, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 Midnight, New York City time, on October 14, 2003. See Section 4.

HOW DO I WITHDRAW
SHARES I PREVIOUSLY
TENDERED? ................... You must deliver, on a timely basis, a written, telegraphic or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if shares have been tendered under the procedure for book-entry transfer set forth in Section 3, or if the share certificates to be withdrawn have been delivered to the depositary. See Section 4.

HAS BROOKFIELD HOMES
OR ITS BOARD OF
DIRECTORS ADOPTED A
POSITION ON THE TENDER
OFFER? ...................... Our board of directors has approved the tender offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you should tender your shares. Our directors and executive officers have advised us that they do not intend to tender any shares in the offer. See Section 10.

IF I OWN FEWER THAN
100 SHARES AND I
TENDER ALL MY SHARES,
WILL I BE SUBJECT TO
PRORATION? .................. If you own beneficially or of record less than 100 shares, and should you tender all of them at or below the purchase price before the tender offer expires and complete the section entitled "Odd Lots" in the related letter of transmittal, we will purchase all of your shares without subjecting them to the proration procedure. See
                              Section 1.

WHEN WILL BROOKFIELD
HOMES PAY FOR THE
SHARES I TENDER? ............ We will pay the purchase price to you in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer. See Section 5.

WILL I HAVE TO PAY
BROKERAGE COMMISSIONS
IF I TENDER MY SHARES? ...... If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs apply. See Section 2.

I AM A U.S.
STOCKHOLDER. WHAT ARE
THE U.S. FEDERAL
INCOME TAX
CONSEQUENCES IF I
TENDER MY SHARES? ........... Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend. See
                              Section 13.

I AM A FOREIGN
STOCKHOLDER. WHAT ARE
THE U.S. FEDERAL
INCOME TAX
CONSEQUENCES IF I
TENDER MY SHARES? ........... The receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend. If you have disposed of your entire constructive interest and completed the appropriate forms, no U.S. tax will be withheld, otherwise U.S. tax will be withheld at 30% or a lower rate pursuant to the applicable income tax treaty. See Section 13.

WHO CAN I TALK TO IF I
HAVE QUESTIONS? ............. The information agent can help answer your questions. The information agent is Mellon
                              Investor Services LLC. Contact information for the information agent is set forth on the back cover of this document.

                                THE TENDER OFFER

                         1. NUMBER OF SHARES; PRORATION

General. Upon the terms and subject to the conditions of the tender offer, Brookfield Homes will purchase 5,000,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer at prices not in excess of $18.50 nor less than $15.50 per share, net to the seller in cash, without interest. Brascan Corporation, the major stockholder of Brookfield Homes has indicated that it intends to tender up to an equivalent number of shares as the aggregate number of shares tendered by other stockholders, and will be paid the purchase price determined by the tender offer upon its completion. See "Brascan Participation" below.

The term "expiration date," means 5:00 p.m., New York City time, on September 24, 2003, unless and until Brookfield Homes, in its sole discretion, shall have extended the period of time during which the tender offer will remain open. Should the tender offer be extended, the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by Brookfield Homes, shall expire. See Section 14 for a description of Brookfield Homes' right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, Brookfield Homes may, and expressly reserves the right to, purchase under the tender offer an additional amount of shares not to exceed 2% of the outstanding shares, without amending or extending the tender offer. See Section 14. In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price will be subject to proration, except for odd lots. The proration period and withdrawal rights expire on the expiration date.

If (1)(a) Brookfield Homes increases the price to be paid for shares above $18.50 per share or decreases the price to be paid for shares below $15.50 per share, (b) Brookfield Homes increases the number of additional shares being sought to more than 2% of the outstanding shares, or (c) Brookfield Homes decreases the number of shares being sought and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of such period of ten business days. For the purposes of the tender offer, a "business day" means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01a.m. through 12:00 Midnight, New York City time.

       THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING
         TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS.
                                 SEE SECTION 6.

In accordance with Instruction 5 of the related letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $18.50 nor less than $15.50 per share, at which they are willing to sell their shares to Brookfield Homes under the tender offer. Alternatively, stockholders desiring to tender shares can choose to not specify a price and, instead, specify that they will sell their shares at the purchase price ultimately paid for shares properly tendered in the tender offer, which could result in the tendering stockholder receiving a price per share as low as $15.50 or as high as $18.50. Promptly following the expiration date, Brookfield Homes will, in its sole discretion, determine the purchase price that it will pay for shares properly tendered and the prices specified by tendering stockholders. Brookfield Homes will select the lowest purchase price, not in excess of $18.50 nor less than $15.50 net per share in cash, without interest, that will enable it to purchase 5,000,000 shares, or such lesser number of shares as are properly tendered under the tender offer. Shares properly tendered under the tender offer at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions. All shares tendered and not purchased under the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions, will not be purchased in the tender offer. Shares not purchased in the tender offer will be returned to the tendering stockholders at Brookfield Homes' expense promptly following the expiration date. By following the instructions to the letter of transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate letter of transmittal must be submitted for shares tendered at each price.

If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is less than or equal to 5,000,000 shares, or such greater number of shares as Brookfield Homes may elect to purchase, subject to applicable law, Brookfield Homes will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.

Brascan Participation. In connection with the Brascan Participation, Brascan Corporation has indicated that it intends to tender up to an equivalent number of shares as the aggregate number of shares tendered by other stockholders, and will be paid the purchase price determined by the tender offer upon its completion. In order to enable it to do so, the following procedure will be followed: Twenty minutes prior to the expiration of the tender offer, Brookfield Homes will issue a press release announcing the number of shares tendered to that point by stockholders other than Brascan. Based on this information, Brascan will tender its shares in accordance with the announced number of shares. It is intended that Brascan's percentage interest in Brookfield Homes, which is approximately 50.21%, remain as close to unchanged as possible. To the extent the total number of shares tendered by all stockholders (including Brascan) exceeds 5,000,000, all tendered shares (including those tendered by Brascan) will be subject to proration.

Priority Of Purchases. Upon the terms and subject to the conditions of the tender offer, if more than 5,000,000 shares, or such greater number of shares as Brookfield Homes may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date, Brookfield Homes will purchase properly tendered shares on the basis set forth below:

     (1) Brookfield Homes will purchase all shares properly tendered and not properly withdrawn before the expiration date by any odd lot holder (as defined below) who:

          (a) tenders all shares owned beneficially or of record by such odd lot holder at a price at or below the purchase price (tenders of less than all the shares owned by such odd lot holder will not qualify for this preference); and

          (b) completes the section entitled "Odd Lots" in the related letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

     (2) after the purchase of all of the foregoing shares, Brookfield Homes will purchase all other shares properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

Odd Lots. For purposes of the tender offer, the term "odd lots" shall mean all shares properly tendered prior to the expiration date at prices at or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot holder," who owns beneficially or of record an aggregate of fewer than

100 shares and so certifies in the appropriate place on the related letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depository would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holders' shares on the New York Stock Exchange. Any stockholder wishing to tender all of such stockholder's shares pursuant to the tender offer should complete the section entitled "Odd Lots" in the related letter of transmittal and, if applicable, in the notice of guaranteed delivery.

Proration. If proration of tendered shares is required, Brookfield Homes will determine the proration factor as soon as practicable following the expiration date. Proration for each stockholder tendering shares at or below the purchase price (other than odd lot holders) shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all such stockholders, other than odd lot holders. Odd lot holders tendering shares at or below the purchase price will not be subject to proration. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, and not properly withdrawn, and because of the odd lot procedure, Brookfield Homes does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. Stockholders may obtain preliminary proration information from the information agent and may be able to obtain such information from their brokers.

As described in Section 13, the number of shares that Brookfield Homes will purchase from a stockholder under the tender offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares.

This offer to purchase and the related letter of transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Brookfield Homes' stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

                     2. BACKGROUND AND PURPOSE OF THE OFFER

Purpose Of The Tender Offer. Brookfield Homes is making the tender offer because it believes that, should the current fundamentals of low interest rates and a constrained supply of lots in Brookfield Homes' markets remain in the future, its shares could increase in value. Brookfield Homes believes that the tender offer is a prudent use of its financial resources given its business profile, assets and current market price, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to its stockholders. The tender offer is consistent with its commitment of repurchasing shares from time to time as a means of increasing stockholder value.

Brookfield Homes has to date during 2003 closed the sale of 3,000 lots of its excess inventory for proceeds of $107 million. Depending upon market circumstances, Brookfield Homes may be in a position to sell further excess inventory for proceeds of approximately $75 million. These financial resources together with other operating cash flow should allow Brookfield Homes to repay its subordinate debt and fund the tender offer while continuing to grow its annual home closings from 1,500 to 2,000 homes. Brookfield Homes expects this can be achieved while maintaining a net debt to total capitalization ratio of 50% or less.

Potential Benefits Of The Tender Offer. Brookfield Homes believes the tender offer may provide several benefits to the Company and its stockholders, including:

o The tender offer represents the opportunity to return a portion of Brookfield Homes' cash to stockholders who elect to tender their shares and Brookfield Homes expects that its return on capital will increase. In addition, where common stock is tendered by the registered owner of that stock directly to the depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, odd lot holders who hold common stock registered in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in New York Stock Exchange transactions.

o Brookfield Homes believes that after the tender offer is completed, its financial condition, access to capital and outlook for continued favorable cash generation will allow Brookfield Homes to continue to pursue the growth of its business, including strategic acquisition of land.

Accordingly, Brookfield Homes believes that the tender offer is consistent with its long-term corporate goal of increasing stockholder value.

Potential Risks And Disadvantages Of The Tender Offer. The tender offer also presents some potential risks and disadvantages to Brookfield Homes and its continuing stockholders, including:

o If the tender offer is fully subscribed, Brookfield Homes' ratio of total debt to total capital will increase. In addition, its stockholders' equity will decrease from $343 million to $262 million (assuming a tender offer price of $18.50 per share). See Section 9. Brookfield Homes cannot determine whether stock market or other third party perceptions of the Company will be adversely affected by the additional leverage. Brookfield Homes' higher leverage will also result in its continuing stockholders bearing a higher risk in the event of future losses or earning reductions.

o The tender offer will reduce Brookfield Homes' "public float" (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets). This reduction in Brookfield Homes' public float, combined with higher leverage, may result in lower stock prices or reduced liquidity in the trading market for its common stock following the completion of the tender offer.

BROOKFIELD HOMES' BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER BROOKFIELD HOMES NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED. BROOKFIELD HOMES' DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED BROOKFIELD HOMES THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER.

Brookfield Homes may in the future purchase additional shares of common stock on the open market, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms that are more or less favorable to stockholders than the terms of the tender offer. However, SEC Rule 13e-4 prohibits Brookfield Homes and its affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration date of the tender offer, except pursuant to certain limited exceptions provided in SEC Rule 14e-5. Shares acquired pursuant to the tender offer will become treasury shares of Brookfield Homes and will be available for Brookfield Homes to use without further shareholder action (except as required by applicable law or the rules of the New York Stock Exchange). Brookfield Homes could use shares without shareholder approval to acquire other businesses, to raise additional capital, to distribute as stock dividends, and/or other purposes. Brookfield Homes has no current plans for the shares acquired pursuant to the tender offer.

                       3. PROCEDURES FOR TENDERING SHARES

Proper Tender Of Shares. For shares to be tendered properly under the tender offer, (1) the certificates for such shares (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an "agent's message" (as defined below), and any other documents required by the letter of transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this document or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares under the tender offer must properly indicate in the section captioned (1) "Price (In Dollars) Per Share At Which Shares Are being Tendered" on the letter of transmittal the price (in multiples of $0.10) at which shares are being tendered or (2) "Shares Tendered At Price Determined Pursuant to The Offer" on the letter of transmittal that the stockholder will accept the purchase price determined by Brookfield Homes in accordance with the terms of the tender offer. Stockholders who desire to tender shares at more than one price must complete a separate letter of transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the appropriate section on each letter of transmittal.

IN ADDITION, ODD LOT HOLDERS WHO TENDER ALL OF THEIR SHARES MUST COMPLETE THE SECTION CAPTIONED "ODD LOTS" IN THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, IN THE NOTICE OF GUARANTEED DELIVERY, TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

Stockholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through the brokers or banks and not directly to the depositary.

Signature Guarantees And Method Of Delivery. No signature guarantee is required:
(1) if the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the "book-entry transfer facility", whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act. If a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent's message in the case of a book-entry transfer, and any other documents required by the letter of transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this document, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this document before the expiration date or (2) the guaranteed delivery procedure described below must be followed. Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Brookfield Homes may enforce such agreement against such participant.

Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee under the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a

Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form is included with the letter of transmittal. See Instruction 2 of the related letter of transmittal.

TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 28% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED UNDER THE TENDER OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL.

For a discussion of United States federal income tax consequences to tendering stockholders, see Section 13.

Federal Income Tax Withholding On Foreign Stockholders. Even if a foreign stockholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign stockholder or his or her agent unless the depositary determines that a stockholder has disposed of their entire constructive interest and the stockholder so certifies in the appropriate place on the related letter of transmittal and, if applicable, on the notice of guaranteed delivery (in which case no U.S. tax will be withheld) or that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because the foreign stockholder satisfies one of the "Section 302 tests" for capital gains treatment described in Section 13 or such gross proceeds are effectively connected with the conduct of a trade or business of the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not a "United States holder" (as defined in Section 13). In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly completed and executed IRS Form W-8ECI. If tax is withheld, a foreign stockholder may be eligible to obtain a refund of all or a portion of such tax withheld if such stockholder satisfies one of the "Section 302 tests" for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

FOREIGN STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING RULES, INCLUDING ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

Guaranteed Delivery. If a stockholder desires to tender shares under the tender offer and the stockholder's share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(a)  the tender is made by or through an eligible guarantor institution;

(b) the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form Brookfield Homes has provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

(c) the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the depositary's account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent's message, or other documents required by the letter of transmittal, are received by the depositary within three New York Stock Exchange trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

Return Of Unpurchased Shares. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Determination Of Validity; Rejection Of Shares; Waiver Of Defects; No Obligation To Give Notice Of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Brookfield Homes, in its sole discretion, and its determination will be final and binding on all parties. Brookfield Homes reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which Brookfield Homes determines may be unlawful. Brookfield Homes also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender, provided that, to the extent a condition is waived with respect to one tender, Brookfield Homes will waive that condition for all other tenders. Brookfield Homes' interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Brookfield Homes. None of Brookfield Homes, the depositary, the information agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Tendering Stockholder's Representation And Warranty; Brookfield Homes' Acceptance Constitutes An Agreement. A tender of shares under any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to Brookfield Homes that (1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Brookfield Homes' acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and Brookfield Homes upon the terms and conditions of the tender offer.

Lost Or Destroyed Certificates. Stockholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed should consult
Section 11 of the letter of transmittal for instructions as to obtaining a replacement certificate and should complete the affidavit of lost missing or destroyed certificate(s) and agreement of indemnity section included as part of the letter of transmittal.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT'S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO BROOKFIELD HOMES OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO BROOKFIELD HOMES OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

                              4. WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time before the expiration date and, unless theretofore accepted for payment by Brookfield Homes under the tender offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on October 14, 2003.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this document. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Brookfield Homes, in its sole discretion, whose determination will be final and binding. None of Brookfield Homes, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If Brookfield Homes extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares under the tender offer for any reason, then, without prejudice to Brookfield Homes' rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on behalf of Brookfield Homes, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this
Section 4.

               5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, Brookfield Homes (1) will determine the purchase price it will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and (2) will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date. For purposes of the tender offer, Brookfield Homes will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the proration provisions of the tender offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the shares for payment under the tender offer.

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, Brookfield Homes will accept for payment and pay a single per share purchase price for 5,000,000 shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not in excess of $18.50 nor less than $15.50 per share.

Brookfield Homes will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Brookfield Homes and transmitting payment to the tendering stockholders.

In the event of proration, Brookfield Homes will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date; however, Brookfield Homes does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at Brookfield Homes' expense promptly after the expiration date or termination of the tender offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY BROOKFIELD HOMES REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur prior to the expiration date, or, in the case of events relating to necessary governmental approvals, at or before the time of purchase of any shares, Brookfield Homes may not be obligated to purchase shares under the tender offer. See Section 6.

Brookfield Homes will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE TENDER OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

                       6. CERTAIN CONDITIONS OF THE OFFER

Notwithstanding any other provision of the tender offer, Brookfield Homes will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the date of this tender offer and at or before the expiration date, or, in the case of events relating to necessary governmental approvals, at or before the time of purchase of any shares, any of the following events shall have occurred (or shall have been determined by Brookfield Homes to have occurred) that, in Brookfield Homes' judgment, acting reasonably, makes it inadvisable to proceed with the tender offer or with acceptance for payment:

(a) there shall have been threatened, instituted or pending any action or proceeding by any governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental, regulatory, or administrative authority or agency or tribunal, domestic or foreign, that:

     (1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the tender offer, the acquisition of shares pursuant to the tender offer, or consummation of the tender offer; or

     (2) in Brookfield Homes' sole judgment, acting reasonably, would or might materially affect Brookfield Homes' business, financial condition, income, operations or prospects or that of its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Brookfield Homes and its subsidiaries, or materially impair the tender offer's contemplated benefits to Brookfield Homes as described in Section 2;

(b) there shall have been any action threatened, pending or taken, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the tender offer or to Brookfield Homes or any of its subsidiaries, by any court or any government or governmental, regulatory, or administrative agency or authority or tribunal, domestic or foreign, which, in Brookfield Homes' sole judgment, acting reasonably, would or might directly or indirectly result in any of the consequences referred to in clause (1) or (2) of paragraph (a) above;

(c)  there shall have occurred:

     (1) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States (whether or not mandatory);

     (2) any general suspension of trading in, or a material limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

     (3) the commencement of a war, act of terrorism, armed hostilities, or any other national or international crisis directly or indirectly involving the United States;

     (4) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on, or any other event that, would reasonably be expected to materially affect the extension of credit by banks or other lending institutions in the United States;

     (5) any change in the general political, market, economic, or financial conditions in the United States or abroad that could reasonably be determined to have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of Brookfield Homes and its subsidiaries, taken as a whole;

     (6) in the case of any of the above conditions existing at the time the tender offer begins, in Brookfield Homes' sole judgment, acting reasonably, a material acceleration or worsening of it; or

     (7) any change in either the Dow Jones Industrial Average (9,126.45 at the close of business on August 7, 2003) or the Standard and Poor's Index of 500 Industrial Companies (974.12 at the close of business on August 7, 2003) by an amount in excess of 10% measured from the close of business on August 7, 2003;

(d) any change that has been publicly proposed or announced and that is or may be material to Brookfield Homes shall occur or be threatened or anticipated in the business, condition (financial or otherwise), income, operations, share ownership, or prospects of Brookfield Homes and its subsidiaries, taken as a whole;

(e) a tender or exchange offer for any or all of the shares (other than this tender offer), or any merger, business combination, or other similar transaction with or involving Brookfield Homes, shall have been publicly proposed, announced or made by any person;

(f) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons who have filed with the Commission before August 7, 2003 a Schedule 13G or a
     Schedule 13D with respect to any of the shares) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares;

(g) any entity, group, or person who has filed with the Commission on or before such date a Schedule 13G or a Schedule 13D with respect to any of the shares shall have acquired, or proposed to acquire, beneficial ownership of additional shares constituting more than 2% of the outstanding shares or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding shares;

(h) any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire shares; or

(i) Brookfield Homes reasonably determines that the completion of the tender offer and the purchase of the shares may cause the shares to be delisted from the New York Stock Exchange or to be eligible for de-registration under the Exchange Act.

The foregoing conditions are for the sole benefit of Brookfield Homes and may be asserted by Brookfield Homes regardless of the circumstances giving rise to any such condition, and may be waived by Brookfield Homes, in whole or in part, at any time prior to the expiration of the offer, or, in the case of conditions relating to necessary governmental approvals, at or before the time of purchase of any shares, in its sole discretion. Brookfield Homes' failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination or judgment by Brookfield Homes concerning the events described above will be final and binding on all parties.

                       7. PRICE RANGE OF SHARES; DIVIDENDS

Price Ranges Of Shares. Brookfield Homes' common stock is listed on the New York Stock Exchange and began trading on January 7, 2003 upon the consummation of the spin-off of the common stock by Brookfield Properties Corporation. The high and low sales price per share as reported on the New York Stock Exchange during each of the periods indicated below is as follows:

Fiscal Year Ending December 31, 2003:
                                        High                   Low
                                        ----                   ---
1st Quarter                            $13.32                 $9.22
2nd Quarter                            $17.81                $13.10

On August 7, 2003, the most recent practicable trading day prior to the announcement of the tender offer, the closing price of the shares on the New York Stock Exchange was $16.75. Stockholders are urged to obtain current market quotations for the shares.

Dividends. On February 13, 2003, Brookfield Homes' board of directors declared a semi-annual dividend of $0.08 per share, paid on June 30, 2003 to stockholders of record on June 16, 2003.

                          8. SOURCE AND AMOUNT OF FUNDS

Assuming that Brookfield Homes purchases 5,000,000 shares pursuant to the tender offer at the minimum and maximum purchase price determined by the tender offer of $15.50 and $18.50 per share, Brookfield Homes expects the minimum and maximum aggregate cost to range between approximately $78 million and $93 million, which will be paid from available cash resources. The tender offer is not subject to Brookfield Homes' receipt of financing.

                        9. CERTAIN INFORMATION ABOUT US

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. Brookfield Homes designs, constructs and markets single-family and multi-family homes primarily to move-up and luxury homebuyers. Brookfield Homes also develops land for its own communities and sells lots to other homebuilders. Brookfield Homes currently operates in the San Francisco Bay Area; Southland/Los Angeles; San Diego/Riverside and Northern Virginia markets.

Brookfield Homes was incorporated on August 28, 2002 in Delaware as a wholly-owned subsidiary of Brookfield Properties Corporation ("Brookfield Properties") in order to acquire all of the California and Northern Virginia homebuilding and land development operations of Brookfield Properties pursuant to a reorganization of its residential homebuilding business (the "Spin-off"). On January 6, 2003, Brookfield Properties completed the Spin-off by distributing all of the issued and outstanding common stock it owned our company to its common shareholders. Brookfield Homes began trading as a separate company on the New York Stock Exchange on January 7, 2003, under the symbol "BHS".

Brookfield Homes' principal executive offices are located at 12865 Pointe Del Mar, Suite 200, Del Mar, California 92014; telephone number (858) 481-8500.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION.

The following summary historical financial information for the years ended December 31, 2002 and 2001 has been derived from Brookfield Homes' audited consolidated financial statements for the fiscal years ended December 31, 2002 and 2001, which are included in Brookfield Homes' Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The historical financial information for the six month periods ended June 30, 2003 and 2002 has been summarized from Brookfield Homes' unaudited consolidated financial statements as set out in Brookfield Homes' Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. The management of Brookfield Homes believes that the summary historical financial information includes all adjustments necessary to present fairly the information set forth therein. Interim results are not necessarily indicative of the results that may be achieved for the entire fiscal year. You should read the following summary historical financial information together with such audited and unaudited consolidated financial statements and their related notes.

                     Consolidated Condensed Statement Of Net Income

                                                    (Unaudited)          Twelve Months Ended
                                              Six Months Ended June 30       December 31
                                              ------------------------   -------------------
                                                    2003      2002          2002      2001
                                                  -------   -------       -------   -------
                                                   ($ millions, except per share data)

Total revenue .............................       $ 343.6   $ 372.0       $ 841.7   $ 799.2
Direct cost of sales ......................         256.6     294.7         664.8     633.5
                                                  -------   -------       -------   -------

Gross margin ..............................       $  87.0   $  77.3       $ 176.9   $ 165.7
Selling, general and administrative expense          26.6      29.0          60.8      55.8
Interest expense ..........................          13.0      16.8          35.3      37.7
Minority interest .........................           3.2       3.0           8.6       6.2
                                                  -------   -------       -------   -------

Net income before taxes ...................       $  44.2   $  28.5       $  72.2   $  66.0
Income tax expense ........................          17.7      11.4          28.9      26.4
                                                  -------   -------       -------   -------

Net income ................................       $  26.5   $  17.1       $  43.3   $  39.6
                                                  =======   =======       =======   =======

Diluted earnings per share ................       $  0.82   $  0.53       $  1.35   $  1.23
Basic earnings per share ..................       $  0.83   $  0.53       $  1.35   $  1.23
Diluted avg. shares outstanding (millions)           32.3      32.3          32.0      32.0
Basic avg. shares outstanding (millions) ..          32.1      32.3          32.0      32.0
Ratio of earnings to fixed charges(1) .....           6.0       3.4           3.7       2.9

(1) Earnings is defined as net income before taxes, minority interest expense, undistributed income from joint ventures and interest expense. Fixed charges consist of interest incurred.

                      Consolidated Condensed Balance Sheet

                                                    (Unaudited)
                                                   As at June 30     As at December 31
                                                 -----------------   -----------------
                                                   2003      2002      2002      2001
                                                 -------   -------   -------   -------
                                                             ($ millions)
ASSETS
Housing and land inventory ...................   $ 639.0   $ 710.4   $ 616.4   $ 633.4
Investments in housing and land joint ventures      84.6      92.2      81.0      94.2
Receivables and other assets .................      66.4      50.8      74.5      65.7
Cash and cash equivalents ....................      36.3       4.2      35.9       0.7
Deferred tax asset ...........................      18.4      45.8      36.1      57.2
                                                 -------   -------   -------   -------
Total Assets .................................   $ 844.7   $ 903.4   $ 843.9   $ 851.2
                                                 =======   =======   =======   =======

LIABILITIES AND EQUITY
Project specific financings ..................   $ 314.2   $ 273.3   $ 288.0   $ 284.2
Accounts payable and other liabilities .......     117.5      70.1     112.1      50.1
Subordinated debt due to related party .......      40.0     229.3      98.3     214.9
Minority interest ............................      29.6      26.6      24.8      15.0
Stockholders' equity .........................     343.4     304.1     320.7     287.0
                                                 -------   -------   -------   -------
                                                 $ 844.7   $ 903.4   $ 843.9   $ 851.2
                                                 =======   =======   =======   =======
Book value per share .........................   $ 10.50   $  9.44   $ 10.00   $  8.87

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma financial information (a) illustrates certain pro forma effects of the anticipated use of cash and cash equivalents (see Section 8) and assumes the repurchase of 5,000,000 shares at a $15.50 purchase price and at an $18.50 purchase price per share, respectively; (b) assumes that the repurchase had occurred on December 31, 2001; and (c) should be read in connection with the notes below and the audited and unaudited financial statements and related notes in Brookfield Homes' Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and in Brookfield Homes' Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

                                               Summary Unaudited Pro Forma
                                         Consolidated Condensed Income Statement

                                                Six Months Ended June 30, 2003             Twelve Months Ended December 31, 2002
                                           ------------------------------------------   -------------------------------------------
                                                                      ($ millions, except per share data)
                                                           At Minimum     At Maximum                    At Minimum      At Maximum
                                                          ($15.50 per    ($18.50 per                    ($15.50 per    ($18.50 per
                                            Historical       Share)         Share)       Historical       Share)          Share)
                                           ------------   ------------   ------------   ------------   -------------   ------------
Total revenue ............................    $ 343.6        $ 343.9        $ 343.8        $ 841.7        $ 842.3         $ 842.1
Direct cost of sales .....................      256.6          256.6          256.6          664.8          664.8           664.8
                                              -------        -------        -------        -------        -------         -------

Gross margin .............................    $  87.0        $  87.3        $  87.2        $ 176.9        $ 177.5         $ 177.3
Selling, general and administrative
   expense ...............................       26.6           26.6           26.6           60.8           60.8            60.8
Interest expense .........................       13.0           13.0           13.0           35.3           35.3            35.3
Minority interest ........................        3.2            3.2            3.2            8.6            8.6             8.6
                                              -------        -------        -------        -------        -------         -------

Net income before taxes ..................    $  44.2        $  44.5        $  44.4        $  72.2        $  72.8         $  72.6
Income tax expense .......................       17.7           17.8           17.8           28.9           29.1            29.1
                                              -------        -------        -------        -------        -------         -------

Net income ...............................    $  26.5        $  26.7        $  26.6        $  43.3        $  43.7         $  43.5
                                              =======        =======        =======        =======        =======         =======

Diluted earnings per share ...............    $  0.82        $  0.98        $  0.97        $  1.35        $  1.62         $  1.61
Basic earnings per share .................    $  0.83        $  0.99        $  0.98        $  1.35        $  1.62         $  1.61
Diluted avg. shares outstanding (millions)       32.3           27.3           27.3           32.0           27.0            27.0
Basic avg. shares outstanding (millions) .       32.1           27.1           27.1           32.0           27.0            27.0
Ratio of earnings to fixed charges(1) ....        6.0            6.0            6.0            3.7            3.7             3.7

(1) Earnings is defined as net income before taxes, minority interest expense, undistributed income from joint ventures and interest expense. Fixed charges consist of interest incurred.

                                         Summary Unaudited Pro Forma
                                    Consolidated Condensed Balance Sheet

                                               At June 30, 2003                          At December 31, 2002
                                   ------------------------------------------   -------------------------------------------
                                                              ($ millions, except per share data)
                                                   At Minimum     At Maximum                    At Minimum      At Maximum
                                                  ($15.50 per    ($18.50 per                    ($15.50 per    ($18.50 per
                                    Historical       Share)         Share)       Historical       Share)          Share)
                                   ------------   ------------   ------------   ------------   -------------   ------------
ASSETS
Housing and land inventory .....      $ 639.0        $ 604.7        $ 604.7        $ 616.4        $ 546.1         $ 546.1
Investments in housing and land
joint ventures .................         84.6           84.6           84.6           81.0           81.0            81.0
Receivables and other assets ...         66.4           66.4           66.4           74.5           74.5            74.5
Cash and cash equivalents ......         36.3           14.7           (0.6)          35.9           66.0            50.8
Deferred tax asset .............         18.4           10.7           10.7           36.1           22.1            22.1
                                      -------        -------        -------        -------        -------         -------
Total Assets ...................      $ 844.7        $ 781.1        $ 765.8        $ 843.9        $ 789.7         $ 774.5
                                      =======        =======        =======        =======        =======         =======

LIABILITIES AND EQUITY
Project specific financings ....      $ 314.2        $ 314.2        $ 314.2        $ 288.0        $ 288.0         $ 288.0
Accounts payable and other
liabilities ....................        117.5          117.5          117.5          112.1          112.1           112.1
Subordinated debt due to related
party ..........................         40.0           40.0           40.0           98.3           98.3            98.3
Minority interest ..............         29.6           31.7           31.7           24.8           26.9            26.9
Stockholders' equity ...........        343.4          277.7          262.4          320.7          264.4           249.2
                                      -------        -------        -------        -------        -------         -------
                                      $ 844.7        $ 781.1        $ 765.8        $ 843.9        $ 789.7         $ 774.5
                                      =======        =======        =======        =======        =======         =======
Book value per share ...........      $ 10.50        $  8.48        $  8.02        $ 10.00        $  8.26         $  7.76

--------------------

Notes to Unaudited Pro Forma Financial Information

(1) The pro forma financial information reflects the repurchase of 5,000,000 shares at $15.50 and $18.50 per share, as appropriate.
(2) The pro forma financial information gives effect to the purchase of shares pursuant to the offer as if such transaction had occurred on December 31, 2001, the last day of the fiscal year ended December 31, 2001.
(3) The pro forma data assume the funds used to purchase shares were obtained through the sale of 3,000 lots of excess inventory for cash proceeds of $107 million which have been completed in 2003. The balance sheet and income statement give effect to these sales transactions as if they had occurred on December 31, 2001, the last day of the fiscal year ended December 31, 2001.
(4)  The pro forma data assume an incremental tax rate of 40%.

Additional Information. Additional information about Brookfield Homes is set out in Brookfield Homes' Annual Report on Form 10-K for the year ended December 31, 2002; Proxy Statement dated April 7, 2003; and Quarterly Report on From 10-Q for the quarter ended June 30, 2003. Brookfield Homes has also filed a Tender Offer Statement on Schedule TO ("Schedule TO") with the Commission that includes additional information about the tender offer. Brookfield Homes regularly files with the Commission reports on Form 10-K, Form 10-Q and Form 8-K as well as other periodic reports, proxy statements, and other information (including information about its directors and officers, their holdings of shares, its principal shareholders, and any material interest of such person in transactions with Brookfield Homes). Brookfield Homes may make such filings during the tender offer, and you should review those filings in making your decision whether to tender shares or, having tendered shares, whether to withdraw them.

These filings are available at www.brookfieldhomes.com or you may inspect and copy them at the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies by mail from the Commission's Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549. Brookfield Homes' filings are also available to the public on the Commission's Internet site at www.sec.gov and may be accessed by using Brookfield Homes' CIK number: 0001202157. The contents of Brookfield Homes' website are not part of this offer to purchase or the Schedule TO.

         10. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS, TRANSACTIONS
                     AND ARRANGEMENTS CONCERNING THE SHARES

As of August 7, 2003, Brookfield Homes had 31,973,781 issued and outstanding shares and held 100,000 shares in treasury. The 5,000,000 shares Brookfield Homes is offering to purchase under the tender offer represent approximately 16% of the total shares outstanding as of August 7, 2003.

The following table sets forth information with respect to the beneficial ownership by Brascan Corporation, the major stockholder of Brookfield Homes, each director and each executive officer of Brookfield Homes and by all of Brookfield Homes' directors and executive officers as a group of shares of Brookfield Homes' common stock. Directors and executive officers of Brookfield Homes are entitled to participate in the tender offer, but have advised the company that they do not intend to tender any shares in the tender offer.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Unless stated otherwise, the shares are owned directly and the named beneficial owners possess sole voting and investment power with respect to the shares set forth in the table. The percentage of beneficial ownership as of August 7, 2003 is based upon the 31,973,781 shares of common stock of Brookfield Homes that were outstanding before the tender offer. The percentage of beneficial ownership after the tender offer is based upon the 26,973,781 shares of common stock of Brookfield Homes then expected to be outstanding, assuming the purchase of 5,000,000 shares, including 2,500,000 from Brascan.

                                                                              Amount and Nature of
                                                                         Common Stock Beneficially Owned
                                                                  -------------------------------------------------
                                                                                                    Percentage of
                                                                                                     Class After
                                                                                                     Tender Offer
                                                                                                      (assuming
                                                                                                     purchase of
                                                                                                  5,000,000 shares,
                                                                                                      including
                                                                                                    2,500,000 from
                                                                   Number of                       Brascan, and no
                                                                     Shares       Percentage of      director or
                                                                  Beneficially     Class as of    executive officer
               Name of Beneficial Owner(1)                         Owned (2)     August 7, 2003        tenders)
----------------------------------------------------------        ------------   --------------   -----------------
Brascan Corporation (3)(4)
  Suite 300, BCE Place
  181 Bay Street, Toronto, Ontario  M5J 2T3...............        16,055,184(5)       50.21              50.21
Gordon E. Arnell..........................................             8,480            *                  *
Ian G. Cockwell (6).......................................        16,232,376          50.77              50.77
Robert A. Ferchat.........................................             3,000            *                  *
J. Bruce Flatt (6)........................................        16,091,216          50.33              50.33
Paul G. Kerrigan..........................................            83,000            *                  *
Bruce T. Lehman...........................................                 -            *                  *
Alan Norris...............................................             3,000            *                  *
Shane D. Pearson..........................................                 -            *                  *
William B. Seith..........................................                 -            *                  *
David M. Sherman..........................................                 -            *                  *
Robert L. Stelzl..........................................                 -            *                  *
Michael D. Young..........................................             8,500            *                  *
                                                                  ----------          -----              -----
All directors and officers as a group (12 persons)........        16,374,388          51.21              51.21

-----------

*    Less than 1%.

(1) Unless otherwise indicated, the business address and telephone numbers for each of Brookfield Homes' directors and executive officers is 12865 Pointe Del Mar, Suite 200, Del Mar California 92014; telephone number (858) 481-8500.

(2) Beneficial ownership includes common stock of Brookfield Homes held indirectly by EdperPartners (See note 3 below) through Brascan's United States resident wholly-owned subsidiary, and for executive officers and directors includes shares these individuals could acquire by exercising stock options on, or within 60 days after, August 7, 2003. Refer to the section of Brookfield Homes' 2003 proxy statement entitled "Executive Compensation" for details of issued stock options.

(3) Brascan Corporation is a real estate, power generation and asset management company listed on the New York and Toronto stock exchanges. J. Bruce Flatt, the Chairman of Brookfield Homes' board of directors, is also a director and President and Chief Executive Officer of Brascan. Brascan's major shareholder is EdperPartners Limited. EdperPartners and its shareholders collectively directly and indirectly own, exercise control over, or have options to acquire approximately 30 million Class A Limited Voting shares representing approximately 16% of the Class A Limited Voting shares of Brascan on a fully diluted basis and own 100% of the Class B Limited Voting shares of Brascan. Ian Cockwell, Gordon Arnell, Bruce Flatt and Alan Norris, who are directors of Brookfield Homes, are also shareholders of EdperPartners and may be deemed to share beneficial ownership of Brookfield Homes common stock with Brascan. EdperPartners is an investment holding company owned by 38 investors with no single shareholder holding more than a 15% effective interest.

(4) In addition to Ian Cockwell, Gordon Arnell, Bruce Flatt and Alan Norris, the following persons, as shareholders (and in some cases, officers and directors) of EdperPartners, may be deemed to share beneficial ownership of Brookfield Homes common stock with Brascan: David Arthur, Alex Balogh, Jeff Blidner, Richard Clark, Jack Cockwell, Jacky Delmar, Steve Douglas, Robert Dunford, Dominic Gammiero, Harry Goldgut, Peter Gordon, Lynda Hamilton, Robert Harding, Lars Eric Johansson, Brian Kenning, David Kerr, Trevor Kerr, Edward Kress, Brian Lawson, Richard Legault, Frank Lochan, Terry Lyons, Cyrus Madon, Marcelo Marinho, George Myhal, Derek Pannell, Sam Pollock, Timothy Price, Aaron Regent, Bruce Robertson, Martin Schady, Paulo Sodre, John Tremayne and John Zuccotti. To the extent any of the listed persons is deemed to be a beneficial owner of shares of Brookfield Homes common stock held by Brascan, such listed person disclaims beneficial ownership of those shares of Brookfield Homes common stock.

(5) Based solely upon information contained in the Schedule 13G of Brascan filed with the Securities and Exchange Commission (the "SEC") with respect to common stock owned as of February 3, 2003 and the subsequent SEC ownership filings of Brascan to August 7, 2003.

(6) Includes 16,055,184 shares beneficially owned by Brascan. Messrs. Cockwell and Flatt disclaim beneficial ownership of the shares of common stock held by Brascan.

Based on Brookfield Homes' records and information provided to Brookfield Homes by its directors, executive officers, associates and subsidiaries, neither Brookfield Homes, nor any associate or subsidiary of Brookfield Homes nor, to the best of Brookfield Homes' knowledge, any directors or executive officers of Brookfield Homes or any associates or subsidiaries of Brookfield Homes, has effected any transactions in Brookfield Homes shares during the 60 days before the date hereof, except for an aggregate of 48,300 shares of common stock repurchased by Brookfield Homes in six transactions since June 19, 2003, at an average cost of $15.95.

Except for Brascan's intention relating to the Brascan Participation and except for outstanding options to purchase shares granted from time to time to certain of Brookfield Homes' employees (including executive officers) under its stock option plan, and except as otherwise described herein, neither Brookfield Homes nor, to the best of Brookfield Homes' knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer with respect to any of Brookfield Homes' securities including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Except as disclosed in this offer to purchase, neither Brookfield Homes nor its directors, executive officers or control persons have current plans or proposals which relate to or would result in:

     (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Brookfield Homes or any of its subsidiaries that would be material to Brookfield Homes and its subsidiaries, taken as a whole;

     (b) any purchase, sale or transfer of a material amount of Brookfield Homes' assets or the assets of any of its subsidiaries that would be material to Brookfield Homes and its subsidiaries, taken as a whole;

     (c) any material change in Brookfield Homes' present dividend rate or policy, or indebtedness or capitalization;

     (d) any change in Brookfield Homes' present board of directors or senior management;

     (e) any other material change in Brookfield Homes' corporate structure or business;

     (f) Brookfield Homes' equity securities being delisted from the New York Stock Exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

     (g) Brookfield Homes' equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

     (h)  the suspension of Brookfield Homes' obligation to file reports under
          Section 15(d) of the Exchange Act;

     (i) the acquisition by any person of additional securities, or the disposition of Brookfield Homes' securities; or

     (j) any changes in Brookfield Homes' charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Brookfield Homes.

         11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION
                             UNDER THE EXCHANGE ACT

The purchase by Brookfield Homes of shares under the tender offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. Nonetheless, Brookfield Homes anticipates that there will be a sufficient number of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of the New York Stock Exchange, Brookfield Homes does not believe that its purchase of shares under the tender offer will cause the remaining outstanding shares of Brookfield Homes common stock to be delisted from the New York Stock Exchange.

The shares are now "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. Brookfield Homes believes that, following the purchase of shares under the tender offer, the shares will continue to be "margin securities" for the purposes of the Federal Reserve Board's margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that Brookfield Homes furnish certain information to its stockholders and the Securities and Exchange Commission and comply with the Commission's proxy rules in connection with meetings for the Brookfield Homes stockholders. Brookfield Homes believes that its purchase of shares under the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

           12. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS

Brookfield Homes is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by Brookfield Homes as contemplated by the tender offer. Should any such approval or other action be required, Brookfield Homes presently contemplates that it will seek that approval or other action. Brookfield Homes is unable to predict whether it will be required to delay the acceptance for payment of, or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligations of Brookfield Homes under the tender offer to accept for payment and pay for shares is subject to conditions. See Section 6.

                   13. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences relating to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities, foreign currency or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who receive their shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to "United States holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. For purposes of this discussion, a "United States holder" means:

     o a citizen or resident of the United States for U.S. federal income tax purposes;

     o a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

     o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions or if the trust has made a valid election to be treated as a U.S. person under applicable Treasury Regulations.

If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership and the "Section 302 test" (as defined below) will apply at the partnership level. Partners of partnerships holding shares should consult their tax advisors. Holders of shares who are not United States holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN THE TENDER OFFER.

Characterization Of The Purchase. The purchase of a United States holder's shares by Brookfield Homes under the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from Brookfield Homes.

Under Section 302 of the Code, a United States holder whose shares are purchased by Brookfield Homes under the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

     o results in a "complete termination" of the United States holder's equity interest in Brookfield Homes;

     o results in a "substantially disproportionate" redemption with respect to the United States holder: or

     o is "not essentially equivalent to a dividend" with respect to the United States holder.

Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

If a United States holder satisfies any of the Section 302 tests explained below, the United States holder will be treated as if it sold its shares to Brookfield Homes and will recognize capital gain or loss equal to the difference between the amount of cash received under the tender offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by Brookfield Homes from a United States holder under the tender offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the tender offer if less than all of its shares are tendered under the tender offer. United States holders should consult their tax advisors concerning the mechanics and the desirability of that designation.

If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by Brookfield Homes under the tender offer will not be treated as a sale or exchange under
Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by Brookfield Homes under the tender offer will be treated as a distribution to the United States holder with respect to its shares under
Section 301 of the Code. The distribution will be treated as a dividend to the extent of the United States holder's share of the current and accumulated earnings and profits (within the meaning of the Code) of Brookfield Homes. Recently enacted legislation provides that dividends paid to individuals will be taxed at the same rate as long term capital gains. To the extent the amount exceeds the United States holder's share of the current and accumulated earnings and profits of Brookfield Homes, the excess will first be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain. To the extent that a purchase of a United States holder's shares by Brookfield Homes under the tender offer is treated as the receipt by the United States holder of a dividend, the United States holder's adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

Constructive Ownership Of Stock And Other Issues. In applying each of the
Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under the tender offer qualifies for sale treatment in their particular circumstances.

Brookfield Homes cannot predict whether or to the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders under the tender offer will cause Brookfield Homes to accept fewer shares than are tendered. Therefore, no assurance can be given that Brookfield Homes will purchase a sufficient number of a United States holder's shares under the tender offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

Section 302 Tests. One of the following tests must be satisfied in order for the purchase of shares by Brookfield Homes under the tender offer to be treated as a sale or exchange for federal income tax purposes:

o Complete Termination Test. The purchase of a United States holder's shares by Brookfield Homes under the tender offer will result in a "complete termination" of the United States holder's equity interest in Brookfield Homes if all of the shares that are actually owned by the United States holder are sold under the tender offer and all of the shares that are constructively owned by the United States holder, if any, are sold under the tender offer or, with respect to shares owned by certain related individuals, the United States holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

o Substantially Disproportionate Test. The purchase of a United States holder's shares by Brookfield Homes under the tender offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase (treating as outstanding all shares purchased under the tender offer).

o Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder's shares by Brookfield Homes under the tender offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in Brookfield Homes as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. Whether the receipt of cash by a stockholder who sells shares under the tender offer will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

Corporate Stockholder Dividend Treatment. In the case of a corporate United States holder, to the extent that any amounts received under the tender offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to the tender offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Code to the tender offer, and to the tax consequences of dividend treatment in their particular circumstances.

Foreign Stockholders. Generally, the depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid under the tender offer to a foreign stockholder (as defined in Section 3) or his agent, unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding otherwise applies. If a stockholder has disposed of their entire constructive interest and so certifies in the appropriate place on the related letter of transmittal or, if applicable, on the notice of guaranteed delivery, no U.S. tax will be withheld. See Section 3 for a discussion of the applicable United States withholding rules and the potential for a foreign stockholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld.

Stockholders Who Do Not Receive Cash Under The Tender Offer. Stockholders whose shares are not purchased by Brookfield Homes under the tender offer will not incur any tax liability as a result of the completion of the tender offer.

Backup Withholding. See Section 3 with respect to the application of United States federal backup withholding tax.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

                 14. EXTENSION OF OFFER; TERMINATION; AMENDMENTS

Brookfield Homes expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by Brookfield Homes to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Brookfield Homes also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Brookfield Homes' reservation of the right to delay payment for shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Brookfield Homes must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, Brookfield Homes further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by Brookfield Homes to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which Brookfield Homes may choose to make a public announcement, except as required by applicable law, Brookfield Homes shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.

If Brookfield Homes changes the terms of the tender offer or the information concerning the tender offer, Brookfield Homes will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) Brookfield Homes increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

                             15. FEES AND EXPENSES

Brookfield Homes has retained Mellon Investor Services LLC to act as information agent and depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners.

Mellon Investor Services will receive reasonable and customary compensation for their services, will be reimbursed by Brookfield Homes for specified out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

No fees or commission will be payable by Brookfield Homes to brokers, dealers, commercial banks or trust companies (other than fees to the information agent as described above) for soliciting tenders of shares under the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. Brookfield Homes, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Brookfield Homes, the information agent or the depositary for purposes of the tender offer. Brookfield Homes will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided in this document.

                                16. MISCELLANEOUS

Brookfield Homes is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If Brookfield Homes becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, Brookfield Homes will make a good faith effort to comply with the applicable law. If, after such good faith effort, Brookfield Homes cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Brookfield Homes by Mellon Investor Services LLC or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Brookfield Homes has filed with the Commission the Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning Brookfield Homes.

BROOKFIELD HOMES HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF BROOKFIELD HOMES AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. BROOKFIELD HOMES HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BROOKFIELD HOMES.


August 18, 2003

                                   CERTIFICATE

The foregoing, together with any documents incorporated by reference, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

                          BROOKFIELD HOMES CORPORATION

(Signed) Ian G. Cockwell                   (Signed) Paul G. Kerrigan
President and Chief Executive Officer      Executive Vice President,
                                           Chief Financial Officer and Treasurer

                       On behalf of the Board of Directors

(Signed) J. Bruce Flatt                    (Signed) Alan Norris
Director                                   Director

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

The depositary will accept legible copies of the letters of transmittal. You or your broker, dealer, commercial bank, trust company or other nominee should send the letter of transmittal and certificates for the shares and any other required documents to the depositary at one of its addresses set out below:

                                 The Depositary:

                          MELLON INVESTOR SERVICES LLC

By Hand Delivery:             By Overnight Delivery:              By Mail:
120 Broadway, 13th Floor      85 Challenger Road                  P.O. Box 3301
New York, New York 10271      Mail Drop-Reorg                     South Hackensack
Attn:  Reorganization Dept.   Ridgefield Park, New Jersey 07660   New Jersey 07606
                              Attn: Reorganization Dept.          Attn:  Reorganization Dept

           By Facsimile Transmission (For Eligible Institutions Only):
                             Facsimile Transmission:
                                 (201) 296-4293

      To Confirm Facsimile Transmissions (For Eligible Institutions Only):
                          Confirm Receipt of Facsimile
                                  By Telephone:
                                 (201) 296-4860

Please contact the information agent at the telephone numbers and address below with any questions or requests for assistance or additional copies of the offer to purchase and the letter of transmittal and the notice of guaranteed delivery. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer. To confirm delivery of your shares, please contact the depositary.

                             The Information Agent:

                          MELLON INVESTOR SERVICES LLC

                                 1-888-684-7182